Date:	April 26, 2004

For Release:	Immediately

Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Nancy Morovich (Investor Relations) (504) 576-5506 nmorovi@entergy.com

Exhibit 99.2

Entergy Reports First Quarter Earnings

New Orleans, La. - Entergy Corporation (NYSE:ETR) today announced first quarter 2004 as-reported and operational earnings of $207.2 million, or 88 cents per share. This compares with as-reported earnings of $395.0 million, or $1.73 per share, and operational earnings of $256.5 million, or $1.12 per share, in first quarter 2003. As-reported earnings in first quarter 2003 included the contribution of $138.6 million, or 61 cents per share, associated with implementing a new accounting standard on nuclear decommissioning assets and liabilities in the utility and non-utility nuclear businesses.

"First quarter results reflect the subdued volatility in energy commodity markets that limited opportunities in our trading business," said J. Wayne Leonard, Entergy's chief executive officer. "The fundamentals in our utility and nuclear operations remain solid, and we expect the combination of productivity improvements, continued operational excellence, and a strong balance sheet to be catalysts for delivering long-term top quartile shareholder returns."

Entergy Corporation Financial Results
First Quarter 2004 vs. 2003
(Per share in U.S. $)	First Quarter
	2004	2003	$ Change
Operational Earnings
Utility, Parent & Other	0.55	0.55	-
Entergy Nuclear	0.29	0.16	0.13
Energy Commodity Services	0.04	0.41	(0.37)
	0.88	1.12	(0.24)
Special Items	-	0.61	(0.61)
As-Reported Earnings	0.88	1.73	(0.85)

First Quarter Financial Highlights

    Utility, Parent & Other results equaled earnings in first quarter 2003 due to rate changes at Entergy New Orleans, offset by milder-than-normal weather compared to weather one year ago

    Entergy Nuclear profits improved as a result of increased production due to higher capacity factors and power uprates, higher contract prices, and lower expenses

    Energy Commodity Services results are down substantially due to the loss of disproportionate income sharing and decreased U.S. trading profits resulting from lower market volatility

Other first quarter 2004 events included Entergy Nuclear signing new multi-year power contracts for deliveries from its Indian Point units 2 and 3, and Entergy filing its proposal with the Federal Energy Regulatory Commission for an independent transmission structure.

Utility Operations

For first quarter 2004, Utility, Parent & Other recorded as-reported earnings of $128.5 million, or 55 cents per share, compared to earnings of $104.2 million, or 46 cents per share, in first quarter 2003. On an operational basis, Utility, Parent & Other earnings in first quarter 2004 of $128.5 million, or 55 cents per share, were substantially equal to $125.6 million, or 55 cents per share, recorded in the same period one year ago. First quarter 2004 results were driven by 1) approved rate changes implemented at Entergy New Orleans in June 2003; 2) lower interest expense due to refinancing efforts in 2003; 3) higher operation and maintenance expenses, and 4) the effects of milder-than-normal weather in first quarter 2004 compared to colder-than-normal weather experienced in the first quarter 2003.

Megawatt-hour sales in the residential sector in first quarter 2004, after adjusting for milder-than-normal weather, were roughly equal to the strong sales achieved in first quarter 2003. Commercial and governmental sales, after adjusting for weather, increased modestly. Industrial sales experienced an increase of nearly 2 percent in first quarter 2004 compared to the prior year with usage by petroleum refining customers reflecting significantly increased production. Higher sales were also realized in the chemicals sector in spite of the impact of high gas prices that lowered usage by agricultural chemical customers, which are historically sensitive to gas price changes.

Entergy Nuclear

Entergy Nuclear earned $68.8 million, or 29 cents per share, on an as-reported basis, compared to as-reported earnings of $197.0 million, or 86 cents per share, in first quarter 2003. First quarter 2003 results reflected the impact of recording the effect of the new accounting standard noted above.

Operational results for first quarter 2004 were $68.8 million, or 29 cents per share, compared to $36.7 million, or 16 cents per share, in first quarter 2003. The improvement in operational earnings resulted from 1) increased electricity production due to fewer unscheduled outages and generation available from uprates completed in 2003; 2) increased revenue due to higher contract pricing in first quarter 2004 compared to first quarter 2003; and 3) the addition of a support services contract for the Cooper Nuclear Station.

Energy Commodity Services

Energy Commodity Services, which includes earnings contributions from Entergy-Koch, LP and Entergy's non-nuclear wholesale assets, recorded as-reported and operational earnings of $9.8 million, or 4 cents per share, in first quarter 2004. This compares to $93.8 million, or 41 cents per share, in as-reported earnings, and $94.2 million, or 41 cents per share, in operational earnings in first quarter 2003. Lower results in first quarter 2004 were primarily due to the loss of disproportionate sharing of income from the Entergy-Koch venture. Beginning in 2004, Entergy's share of the partnership's income became 50 percent, consistent with its ownership interest. In addition, trading profits declined as a result of lower market volatility in first quarter 2004 compared to high volatility in the same period in 2003. Results at Gulf South Pipeline were flat as higher contract prices for gas transportation services were offset by increased expenses. The income-sharing mechanisms that are part of the Entergy-Koch partnership agreement allocated substantially all of the partnership's income to Entergy in first quarter 2003.

Outlook

"The fundamentals of our businesses were again strong in first quarter of this year," said Leo Denault, Entergy's chief financial officer. "The utility was solid, nuclear performed exceptionally well, and our commodity services business turned in a profitable quarter in spite of limited market opportunities. We have closely reviewed the financial and operational assumptions that drive our earnings estimates and we are affirming as-reported and operational earnings guidance for 2004 in the range of $4.10 to $4.30 per share."

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with about 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Through Entergy-Koch, LP, it is also a leading provider of wholesale energy marketing and trading services, as well as an operator of natural gas pipeline and storage facilities. Entergy has annual revenues of over $9 billion and approximately 14,000 employees.

Entergy's online address is www.entergy.com

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: From time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and negotiations, including various performance-based rate discussions, and other regulatory decisions, including those related to Entergy's System Agreement and utility supply plan, Entergy's ability to reduce its operation and maintenance costs, particularly at its Non-Utility Nuclear generating facilities including the uncertainty of negotiations with unions to agree to such reductions, the performance of Entergy's generating plants, and particularly the capacity factors at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, the ability to extend or replace the existing purchased power agreements for those facilities, including the Non-Utility Nuclear plants, and the prices and availability of power Entergy must purchase for its utility customers, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, Entergy-Koch's profitability in trading physical and financial natural gas and power, as well as other energy-related commodities, changes in the number of participants in the energy trading market, and in their creditworthiness and risk profile, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in inflation and interest rates, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in ownership of joint ventures, volatility and changes in markets for electricity, natural gas, uranium, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of a regional transmission organization that includes Entergy's utility service territory, changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of Indian Point or other nuclear generating facilities, resolution of pending or future applications for license extensions of nuclear generating facilities, changes in law resulting from proposed energy legislation, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances, the economic climate, and particularly growth in Entergy's service territory, variations in weather, hurricanes, and other disasters, advances in technology, the potential impacts of threatened or actual terrorism and war, the success of Entergy's strategies to reduce current tax payments, the effects of litigation and governmental investigations, changes in accounting standards, corporate governance, and securities law requirements, and Entergy's ability to attract and retain talented management and directors.

This earnings release includes non-GAAP measures when describing Entergy's results of operations and financial performance. Entergy uses these non-GAAP measures internally in budgeting and performance monitoring activities to gauge business performance and the ongoing strength of each business segment. Entergy further believes these measures provide useful information to investors for the purpose of evaluating Entergy's ongoing business results comparing the company's operating performance to the operating performance of industry peers. We have prepared a reconciliation of each of these measures to the most directly comparable GAAP measure in Entergy's investor release which is posted on our website at www.entergy.com/earnings.
Entergy Corporation
Consolidated Income Statement
Three Months Ended March 31
(in thousands)
	2004	2003	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$1,701,327	$1,601,738	6.2
Natural gas	83,816	80,238	4.5
Competitive businesses	466,406	355,747	31.1
Total	2,251,549	2,037,723	10.5

Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	550,127	388,040	41.8
Purchased power	435,817	368,699	18.2
Nuclear refueling outage expenses	41,607	38,892	7.0
Provision for turbine commitments, asset impairments,
and restructuring charges	-	(7,743)	-
Other operation and maintenance	514,955	524,898	(1.9)
Decommissioning	38,347	37,498	2.3
Taxes other than income taxes	97,303	97,737	(0.4)
Depreciation and amortization	210,648	211,046	(0.2)
Other regulatory charges (credits) - net	(16,089)	15,253	(205.5)
Total	1,872,715	1,674,320	11.8

Operating Income	378,834	363,403	4.2

Other Income (Deductions):
Allowance for equity funds used during construction	7,463	7,286	2.4
Interest and dividend income	28,251	29,824	(5.3)
Equity in earnings of unconsolidated equity affiliates	19,819	128,061	(84.5)
Miscellaneous - net	5,167	11,616	(55.5)
Total	60,700	176,787	(65.7)

Interest and Other Charges:
Interest on long-term debt	119,460	122,446	(2.4)
Other interest - net	6,215	13,044	(52.4)
Allowance for borrowed funds used during construction	(5,154)	(5,719)	(9.9)
Total	120,521	129,771	(7.1)

Income Before Income Taxes and Cumulative Effect of Accounting Changes	319,013	410,419	(22.3)
Income Taxes	105,997	152,418	(30.5)
Income Before Cumulative Effect of Accounting Changes	213,016	258,001	(17.4)
Cumulative Effect of Accounting Changes (net of income taxes)	-	142,922	-
Consolidated Net Income	213,016	400,923	(46.9)
Preferred dividend requirements of subsidiaries and other	5,855	5,916	(1.0)
Earnings Applicable to Common Stock	$207,161	$395,007	(47.6)

Earnings Per Average Common Share:
Basic	$0.90	$1.77	(49.2)
Diluted	$0.88	$1.73	(49.1)
Average Number of Common Shares Outstanding:
Basic	230,264,638	223,673,332
Diluted	234,978,625	228,230,756

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended March 31

	2004	2003	% Inc/(Dec)
	(Millions of kwh)
Electric Energy Sales:
Residential	7,726	7,843	(1.5)
Commercial	5,887	5,822	1.1
Governmental	600	633	(5.2)
Industrial	9,490	9,324	1.8
Total to Ultimate Customers	23,703	23,622	0.3
Wholesale	2,418	2,513	(3.8)
Total Sales	26,121	26,135	(0.1)

Twelve Months Ended March 31

	2004	2003	% Inc/(Dec)
	(Millions of kwh)
Electric Energy Sales:
Residential	32,700	33,151	(1.4)
Commercial	25,927	25,577	1.4
Governmental	2,618	2,694	(2.8)
Industrial	38,803	40,752	(4.8)
Total to Ultimate Customers	100,048	102,174	(2.1)
Wholesale	9,153	10,160	(9.9)
Total Sales	109,201	112,334	(2.8)

As of March 31

	2004	2003	% Inc/(Dec)
Electric Customers (Year to date average):
Residential	2,276,034	2,253,247	1.0
Commercial	313,064	304,432	2.8
Governmental	14,682	15,350	(4.4)
Industrial	41,262	40,381	2.2
Total Ultimate Customers	2,645,042	2,613,410	1.2
Wholesale	42	42	-
Total Customers	2,645,084	2,613,452	1.2